Exhibit 99.1

OCZ Technology Appoints Ralph Schmitt as President and CEO

SAN JOSE, CA – October 10, 2012 – OCZ Technology Group, Inc. (Nasdaq: OCZ) a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced its board of directors has appointed Ralph Schmitt as the Company’s president and chief executive officer effective immediately. Ralph Schmitt has been a member of the Company’s board of directors since April 2011.

“I am pleased to announce that OCZ’s board has appointed Ralph Schmitt as the Company’s president and chief executive officer,” said Adam Epstein, OCZ’s lead independent director. “Ralph’s knowledge of OCZ’s business, customers, and target markets along with his extensive management experience and technical expertise make him the ideal person to lead OCZ through the next phase of its development.”

Commenting on his appointment, Mr. Schmitt stated, “I am excited and honored to have been asked to lead OCZ, and look forward to working with the Company’s talented, dedicated employees to deliver leading solid state solutions. Innovation, quality and profitability will be the principles that drive the Company going forward. We will overcome some near term tactical challenges, and we will focus relentlessly on increased value to both our investors and customers. We have an amazing opportunity in front of us and we will take full advantage of our position, products and people to be successful.”

Mr. Schmitt joins OCZ from PLX Technologies, Inc., a provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets, where he served as president and CEO from 2008 until yesterday.

Mr. Schmitt is the on the board of the Global Semiconductor Alliance (GSA), and remains on the board of PLX. Prior to his leadership tenure at PLX, he acted as CEO of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company in 2008. From 2005 through 2007, Mr. Schmitt was CEO of Sipex, an analog semiconductor company that merged with Exar in 2007, where he was appointed CEO.

From 1999 to 2005, Mr. Schmitt was executive vice president of sales, marketing, and business development for Cypress Semiconductor where he led sales growth to over $1 billion, while also overseeing the acquisition and integration of numerous companies. He has served on private and public boards ranging from semiconductor, to solar and systems companies. Mr. Schmitt holds a B.S.E.E. from Rutgers University and started his career as storage system designer.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering the industry’s widest range of solid-state drives (SSDs), OCZ features SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address HDD replacement, SAN acceleration, server and storage virtualization, cloud computing, and virtual desktop infrastructure (VDI) opportunities. Having developed firmware and controller platforms to virtualization and endurance extending technologies, the company delivers vertically integrated, customizable solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged across a wide range of client and enterprise applications. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ's products and OCZ's ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ's ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in "Item 1A -- Risk Factors" in Part I in OCZ's Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ's website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Investor Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com

Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com